PICO HOLDINGS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
As of June 30, 2013
(In thousands)

	As Reported		Pro Forma		Pro Forma
	2013		Adjustments		as Adjusted
ASSETS
Cash and cash equivalents	$67,440		$(328)	(2)	$67,112
Investments ($46.6 million measured at fair value)	48,732		26,471	(3)	75,203
Notes and other receivables, net	18,716		(5,059)	(2)	13,657
Real estate and tangible water assets, net	223,307	(1)			223,307
Property, plant and equipment, net	124,907		(1,072)	(2)	123,835
Intangible water assets	124,375	(1)			124,375
Other assets	55,308		(17,687)	(2)	37,621
Total assets	$662,785		$2,325		$665,110

LIABILITIES AND SHAREHOLDERS’ EQUITY
Debt	150,447		(8,035)	(2)	142,412
Accounts payable, accrued expenses and other liabilities	33,260		(7,126)	(4)	26,134
Deferred compensation	23,213				23,213
Total liabilities	206,920		(15,161)		191,759

Commitments and Contingencies

Common stock, $.001 par value; authorized 100,000 shares, 25,818 issued and 22,745 outstanding at June 30, 2013	26				26
Additional paid-in capital	528,767				528,767
Retained earnings (deficit)	(17,470)		16,575	(2) (5)	(895)
Accumulated other comprehensive loss	(514)				(514)
Treasury stock, at cost (common shares: 3,073)	(56,593)				(56,593)
Total PICO Holdings, Inc. shareholders’ equity	454,216		16,575		470,791
Noncontrolling interest in subsidiaries	1,649		911	(2)	2,560
Total shareholders’ equity	455,865		17,486		473,351
Total liabilities and shareholders’ equity	$662,785		$2,325		$665,110

* See accompanying footnotes below.

PICO HOLDINGS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS
For the Six Months Ended June 30, 2013
(In thousands, except per share data)

	As Reported	Pro Forma		Pro Forma
	2013	Adjustments		as Adjusted
REVENUES AND OTHER INCOME:
Sale of real estate and water assets	$63,191			$63,191
Sale of canola oil and meal	84,469			84,469
Sale of software	9,247	$(9,247)	(2)
Other income	5,107	23,095	(5)	28,202
Total revenues and other income	162,014	13,848		175,862

COST OF SALES:
Cost of real estate and water assets sold	46,272			46,272
Cost of canola oil and meal sold	85,741			85,741
Cost of software sold	1,933	(1,933)	(2)
Total cost of sales	133,946	(1,933)		132,013

EXPENSES:
Operating and other costs	45,056	(7,730)	(2)	37,326
Impairment loss on real estate and water assets	1,410			1,410
Interest	3,418	(192)	(2)	3,226
Depreciation and amortization	5,357	(45)	(2)	5,312
Total costs and expenses	189,187	(9,900)		179,287
Income (loss) from continuing operations before income taxes and equity in loss of unconsolidated affiliate	(27,173)	23,748		(3,425)
Provision (benefit) for federal, foreign, and state income taxes	(898)	4,571	(6)	3,673
Equity in loss of unconsolidated affiliate		(2,604)	(7)	(2,604)
Net income (loss)	(26,275)	16,573		(9,702)
Loss attributable to noncontrolling interests	3,590	(1,329)	(2)	2,261
Net income (loss) attributable to PICO Holdings, Inc.	$(22,685)	$15,244		$(7,441)

* See accompanying footnotes below.

PICO HOLDINGS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS, CONTINUED
For the Six Months Ended June 30, 2013
(In thousands, except per share data)

	As Reported	Pro Forma	Pro Forma
	2013	Adjustments	as Adjusted
Other Comprehensive Income:
Net loss	$(26,275)	$16,573	$(9,702)
Other comprehensive income, net of tax:
Unrealized appreciation on available-for-sale securities	1,543		1,543
Foreign currency translation	(43)		(43)
Total other comprehensive income, net of tax	1,500		1,500
Comprehensive loss	(24,775)	16,573	(8,202)
Comprehensive loss attributable to noncontrolling interests	3,590	(1,329)	2,261
Comprehensive income (loss) attributable to PICO Holdings, Inc.	$(21,185)	$15,244	$(5,941)

Net income (loss) per common share – basic and diluted:
Net income (loss) per common share	$(1.00)	$0.67	$(0.33)
Weighted average shares outstanding	22,735		22,735

(1) These balances were not previously reported in the Company’s June 30, 2013 consolidated balance sheet. Subsequent to filing the Company’s quarterly report on Form 10-Q for the three months ended June 30, 2013, the Company discovered that indefinite-lived intangible assets, which should have been presented on a separate line, were inappropriately aggregated and presented within real estate and water assets, net on the consolidated balance sheets as of December 31, 2012.  The assets have been properly presented as indefinite-lived intangible assets on the accompanying unaudited pro forma consolidated balance sheet for the current period presented.

(2) Adjustment reflects the deconsolidation of Spigit balances.

(3) Adjustment reflects the fair value of the investment in Mindjet, calculated as $26.5 million, less $2.2 million in compensation expense recorded to reflect the fair value of Mindjet common shares, from the Company’s allocation of Mindjet common shares under the terms of the merger, which were provided by Mindjet as compensation to certain members of Spigit management.

(4) Adjustment includes a deferred tax liability of $3.8 million related to the taxable temporary difference of the Company’s tax basis in its investment in Mindjet which is not expected to reverse within a period that would allow it to be offset by existing deductible temporary differences.

(5) Adjustment reflects the gain recognized upon deconsolidation of Spigit and simultaneous recording of the fair value of the Company’s investment in Mindjet, calculated as the difference between the fair market value of the investment in Mindjet of $28.7 million, less carrying value of the Company’s investment in Spigit of $5.6 million.

(6) Adjustment reflects $5.5 million of deferred income tax expense related to the taxable temporary difference of the Company’s tax basis in its investment in Mindjet which is not expected to reverse within a period that would allow it to be offset by existing deductible temporary differences, and includes $912,000 of deferred tax benefit recorded on the loss in unconsolidated affiliate for the Company’s investment in Mindjet for the period.

(7) Adjustment reflects the equity in loss of unconsolidated affiliate for the Company’s investment in Mindjet for the six months ended June 30, 2013.

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